Exhibit 10.2

EXECUTION COPY

PASS-THROUGH LEVERAGE AGREEMENT

This PASS-THROUGH LEVERAGE AGREEMENT (this “Agreement”), dated and effective as of May 30, 2024 (the “Effective Date”), is entered into by and between GLASSBRIDGE ENTERPRISES, INC., a Delaware corporation (together with its successors and assigns collectively, the “Responsible Party”), GREENWAY MORTGAGE FUNDING CORP., a New Jersey corporation (together with its successors and assigns collectively, the “Borrower”), and GREENWAY MORTGAGE HOLDING CORPORATION, a Delaware corporation (together with its successors and assigns collectively, the “Guarantor”). Capitalized terms used but not defined herein shall have the meanings set forth in that certain Loan and Security Agreement, dated May 30, 2024 (as amended, modified, or supplemented from time to time, the “Loan Agreement”), by and between WESTERN ALLIANCE BANK (the “Lender”), and the Borrower.

WHEREAS, at the request of and for the benefit of the Responsible Party, the Borrower has agreed to obtain a Loan from the Lender to finance the Borrower’s acquisition from one or more third parties, from time to time, of the Servicing Rights relating to one or more Mortgage Loans for which the Responsible Party in turn acquires from the Borrower, from time to time, any Excess Servicing Spread associated therewith (each, an “ESS Transaction”).

WHEREAS, the Lender has agreed to make the Loan to the Borrower on the terms set forth in the Loan Documents, and the Indebtedness and Obligations of the Borrower, the Guarantor, and the other Obligated Parties (including the Responsible Party), under the Loan Documents are guaranteed by the Guarantor and are secured by, among other Collateral, any such Servicing Rights for which the Responsible Party now or hereafter acquires any such Excess Servicing Spread in connection with any such ESS Transaction.

WHEREAS, the Responsible Party thereby has a direct or indirect financial interest in, and will obtain direct or indirect economic benefits from, the Loan and the transactions contemplated thereby and, as a material inducement for the Borrower and the Guarantor, to agree to obtain and guaranty the Loan, respectively, the Responsible Party, subject to the terms of this Agreement, desires to accept and assume sole liability and sole responsibility for any and all Indebtedness (including principal and interest payments), and any and all costs, expenses, fees (including reasonable attorneys’ fees and other legal expenses), liabilities (whether contingent or non-contingent), losses, and other amounts, now or hereafter incurred by the Borrower, the Guarantor, or any of its or their respective owners, directors, officers, employees, contractors, or agents (including the Borrower and the Guarantor, each a “Borrower Person”), that, in each case, are or become payable by any Borrower Person to the Lender or any other Person from time to time in connection with, or arising out of, relating to, or resulting from, in whole or in part, the Loan, including, without limitation, the discussion, negotiation, consummation, performance, or enforcement of this Agreement or the Loan Documents (each, a “Payment Obligation”); subject to the limitations set forth in clauses (x) and (y) of Section 2(a) hereof.

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NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Guarantor, and the Responsible Party (each, a “Party” and collectively, the “Parties”) agree as follows:

1. Representations and Warranties of the Responsible Party.

The Responsible Party represents and warrants to the Borrower and the Guarantor, on and as of the Effective Date, and on each other date on which the Responsible Party is making any representations or warranties to the Lender under the Loan Documents, as follows:

(a) This Agreement has been duly authorized, executed, and delivered by the Responsible Party, and constitutes a legal, valid, and binding obligation of the Responsible Party that is enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, receivership, reorganization, or similar laws affecting the enforcement of creditors’ rights generally;

(b) The execution, delivery, and performance of this Agreement by the Responsible Party do not and will not violate or conflict with, or result in a breach of or a default under, (i) any organizational or governing document of the Responsible Party, (ii) any agreement or other contractual obligation to which the Responsible Party is a party or by which it is bound, or (iii) any law, regulation, rule, decree, injunction, judgment, order, writ, or other legal restriction to which the Responsible Party or its property is subject;

(c) The Responsible Party (i) is a corporation that is duly organized, in good standing, and validly existing in accordance with the laws of the State of Delaware, (ii) has obtained each approval, authorization, and consent that is necessary for the Responsible Party to execute, deliver, and perform this Agreement, and (iii) is a sophisticated institutional investor that did, or had the opportunity to, consult with its own accounting, legal, and tax advisors to the extent the Responsible Party deemed necessary in connection with its evaluation, negotiation, and execution of this Agreement;

(d) The Responsible Party (i) is not insolvent or engaged in any business or a transaction for which any property remaining with the Responsible Party is an unreasonably small capital, (ii) has not admitted in writing its inability to pay any indebtedness as it becomes due, (iii) does not intend to incur any indebtedness that would be beyond the ability of the Responsible Party to pay upon maturity, and (iv) has a direct or indirect financial interest in, and will obtain direct or indirect economic benefits from the Loan and the transactions contemplated thereby, and such direct or indirect benefits constitute fair consideration and reasonably equivalent value for the Responsible Party’s incurrence of its liabilities and obligations under this Agreement; and

(e) No legal proceeding is pending or, to the Responsible Party’s knowledge, threatened, and no other event has occurred or is continuing that, with or without notice or the lapse of time or both, would or reasonably could be expected (i) to result in a material impairment of the ability or right of the Responsible Party to perform its obligations under this Agreement, or (ii) to draw into question the validity of this Agreement or its enforceability against the Responsible Party.

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2. Covenants of the Responsible Party.

(a) Payment Obligations. The Responsible Party covenants and agrees that, if any Payment Obligation is or becomes payable by any Borrower Person from time to time before, on, or after the Effective Date, then, in each case, the Responsible Party shall pay (either, at the Borrower’s election in its sole discretion, as an advancement or as a reimbursement) to such Borrower Person by wire transfer of immediately available funds — without deduction, offset, setoff, or withholding of any kind — the entire amount of such Payment Obligation not later than five (5) Business Days after the Responsible Party’s receipt of such Borrower Person’s written demand (which shall be delivered solely by e-mail to each of the following e-mail addresses: dstrauss@glassbridge.com, fruchalski@glassbridge.com, dsersea@glassbridge.com and lrothenberg@loeb.com), including a brief description and, to the extent available, accompanying documentation of such amount; provided, however, (x) the Responsible Party shall not be liable or responsible for attorneys’ fees or legal expenses charged by counsel to the Borrower or the Guarantor in connection with the discussion, negotiation, and execution of the Loan Documents, and (y) the Responsible Party’s maximum liability and responsibility for attorneys’ fees and legal expenses charged by counsel to the Lender in connection with the discussion, negotiation, and execution of the Loan Documents shall not exceed 50.00% of the amount actually charged by the Lender. For purposes of this Section 2(a), the term “Payment Obligation” shall include 50.00% of $21,000.00 in attorneys’ fees and legal expenses charged by counsel to the Lender in connection with the existing bridge loan that was made by the Lender to the Borrower in anticipation of the Loan.

(b) Indemnification Obligations. In addition to the other rights and remedies available to Borrower under this Agreement or at law or in equity, the Responsible Party covenants and agrees to indemnify, defend, and hold harmless each Borrower Person upon demand (in accordance with the notice requirements set forth in Section 2(c) hereof), to the fullest extent permissible by applicable law, from and against all claims (including claims by, between, or among the Parties), costs, damages, demands, expenses, fees (including reasonable attorneys’ fees and other legal expenses), fines, forfeitures, judgments, liabilities (including Payment Obligations), and other losses, incurred or sustained by such Borrower Person (collectively, “Losses”) in connection with, or arising out of, relating to, or resulting from, in whole or in part: (i) the failure or asserted failure of any representation or warranty made by the Responsible Party in this Agreement or any Loan Document to be accurate, complete, correct, or true on or as of any date on which such representation or warranty was made, in each case without regard to any knowledge or materiality qualification thereof; (ii) the failure or asserted failure on the part of the Responsible Party to perform any of its agreements, covenants, obligations, or undertakings required to be performed by it under this Agreement or any Loan Document in strict accordance with its terms; (iii) the performance or enforcement of this Agreement, the Loan Documents, or any transaction contemplated thereby (including the Loan), including the dispute or satisfaction of any repurchase, indemnification, or other right or remedy asserted by the Lender against any Borrower Person under the Loan Documents; or (iv) the enforcement of the Responsible Party’s payment obligations under Section 2(a) hereof, or the Responsible Party’s indemnification obligations under this Section 2(b), or any other express obligations of the Responsible Party under this Agreement or the Loan Documents; provided, however, the Responsible Party shall not be required to indemnify or hold harmless any Borrower Person to the extent of any Losses that a court of competent jurisdiction determines, in a final non-appealable order, arise out of (x) the fraud, gross negligence, fraud, bad faith, or willful misconduct on the part of any Borrower Person, or (y) the failure of the Borrower to comply with clauses (y) or (z) of Section 3(c) hereof, unless such failure arises from any the failure or asserted failure on the part of the Responsible Party or any of its Affiliates to perform any of its respective agreements, covenants, obligations, or undertakings required to be performed by it under this Agreement, any Loan Document, or any ESS Transaction Document, in strict accordance with its terms.

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(c) Indemnification Procedures.

(i) Whenever any claim shall arise for indemnification pursuant to Section 2(b) hereof, a Borrower Person shall use commercially reasonable efforts in good faith to provide prompt written notice of such claim to the Responsible Party (which shall be delivered solely by e-mail to each of the following e-mail addresses: dstrauss@glassbridge.com, fruchalski@glassbridge.com, dsersea@glassbridge.com and lrothenberg@loeb.com), which written notice shall describe the claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the loss that has been or may be sustained by the Borrower Person and the applicable wiring instructions; provided, however, a Borrower Person’s failure to provide such written notice shall not relieve the Responsible Party of its indemnification obligations hereunder except to the extent such failure materially prejudices the Responsible Party’s ability to defend against, settle or satisfy any Third Party Claim (as defined below) for which the Borrower Person is entitled to indemnification hereunder. The Responsible Party shall pay to such Borrower Person by wire transfer of immediately available funds — without deduction, offset, setoff, or withholding of any kind — all amounts payable by the Responsible Party under Section 2(b) hereof not later than five (5) Business Days after the Responsible Party’s receipt of such Borrower Person’s written demand.

(ii) In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any action by a Person who is not a party to this Agreement (a “Third Party Claim”), the Responsible Party, at its sole cost and expense and upon written notice to the indemnified Borrower Person, may assume the defense of any such Third Party Claim with counsel reasonably satisfactory to such Borrower Person. Such Borrower Person shall be entitled to participate in the defense of any such action, with its counsel and at its sole cost and expense subject to the Responsible Party’s right to control the defense thereof; provided, however such Borrower Person may elect to conduct its own defense through counsel of its own choosing, and at the Responsible Party’s cost and expense, in the event such Borrower Person determines in good faith, (A) in the opinion of outside counsel selected by Borrower Person, that (I) its interests are adverse to those of the Responsible Party, or (II) it has defenses available to it that are not available to the Responsible Party, or (B) that the conduct of its defense by the Responsible Party could otherwise prejudice such Borrower Person’s own claims, defenses, rights, or other interests, in which case (i.e., in the case clause (B) only), such Borrower Person shall pay the cost and expense of such counsel of its own choosing . In the event that the Responsible Party assumes the defense of any Third Party Claim, the Responsible Party shall not, except with the Borrower Person’s prior written consent, agree to any settlement or offer of settlement that would impose monetary liability upon, or would include an admission of fault or liability on the part of, any Borrower Person except with such Borrower Person’s prior written consent; provided, however, the Responsible Party may, without such Borrower Person’s prior written consent, agree to any such settlement or offer of settlement that would impose monetary liability on any Borrower Person if the Responsible Party pays the entire amount of such monetary liability, provided that such settlement does not require such Borrower Person to admit any fault or liability on the part of such Borrower Person. If the Responsible Party does not assume the defense of any such Third Party Claim, the Borrower Person may, but shall not be obligated to, defend against such Third Party Claim in such manner as it may deem appropriate.

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(iii) In the case of any assumption of a defense, negotiation or settlement of any Third Party Claim, each of the parties agrees to reasonably cooperate and to cause its employees to cooperate with and assist the other party in connection with such defense, negotiation or settlement and to make available to the other party all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating thereto as is reasonably required by the other party; provided, however, that, prior to providing such records, materials and information, such other party shall enter into a customary confidentiality agreement with respect thereto and use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the attorney-client and work-product privileges.

3. Acknowledgments of the Responsible Party.

(a) The Responsible Party acknowledges and agrees that its agreements, covenants, representations, warranties, and undertakings in this Agreement (i) are a material inducement for the Borrower’s and the Guarantor’s willingness to consider discussing, negotiating, and obtaining the Loan, and (ii) shall survive the execution and delivery of this Agreement and the execution, amendment, extension, modification, refinancing, renewal, or termination of the Loan Documents or the Loan.

(b) The Responsible Party acknowledges and agrees that its monetary obligations under this Agreement are and shall be construed as a continuing, absolute, and unconditional guarantee of payment and performance of each Borrower Person’s respective Payment Obligations in connection with, or arising out of, relating to, or resulting from, in whole or in part, the Loan, including the discussion, negotiation, consummation, performance, or enforcement of this Agreement or the Loan Documents by any party thereto, in each case without regard to (i) the enforceability or validity of the Loan Documents, any rights or remedies of any party thereto, or any counterclaim, defense, or discharge which may be or become available to asserted by any party thereto, or (ii) the failure or refusal by any Borrower Person to, or the election by any Borrower Person not to, demand payment from or performance by the Responsible Party or any other Person or pursue any rights or remedies against the Responsible Party or any other Person.

(c) The Responsible Party waives (i) notice of the creation, incurrence, extension, modification, refinancing, renewal, or accrual of any of the Payment Obligations, each of which shall conclusively be deemed to have been created, incurred, extended, modified, renewed, or accrued in justifiable and reasonable reliance upon this Agreement, and (ii) diligence, presentment, protest, demand, and notice of default to or upon the Responsible Party with respect to the Payment Obligations; provided, however, that—

(x) the Borrower shall provide the Responsible Party prior with written notice of any proposed Advances, amendments, extensions, modifications, refinancings, or renewals of the Loan or the Loan Documents, and shall provide the Responsible Party with a copy of all notices and requests received by the Borrower from the Lender or any Agency under the Loan Documents,

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(y) the Borrower shall not request any Advance under the Loan without the Responsible Party’s prior written consent (which shall be requested solely by e-mail delivered to each of the following e-mail addresses: dstrauss@glassbridge.com, fruchalski@glassbridge.com, dsersea@glassbridge.com and lrothenberg@loeb.com), which may be conditioned, delayed, or withheld by the Responsible Party’s in its sole discretion, and

(z) no Borrower Person shall amend, extend, modify, refinance, renew, or terminate the Loan or any Loan Documents without the Responsible Party’s prior written consent (which shall be requested solely by e-mail delivered to each of the following e-mail addresses: dstrauss@glassbridge.com, fruchalski@glassbridge.com, dsersea@glassbridge.com and lrothenberg@loeb.com), which may be conditioned, delayed, or withheld by the Responsible Party’s in its sole discretion, provided that, for the avoidance of doubt, nothing in this Agreement shall require the Borrower to obtain the Responsible Party’s consent to (x) any amendments or modifications of the Loan Documents that are specifically requested by any Agency, except to the extent the Responsible Party’s consent thereto is otherwise required independently under the Loan Documents or the ESS Transaction documents or (y) any amendments, extensions, modifications, refinancings, renewals, or terminations of the Loan Documents that are undertaken following the Responsible Party’s failure to timely and fully perform (i) its payment obligations under Section 2(a) hereof, (ii) its indemnification obligations under Section 2(b) hereof, except to the extent of any portion of indemnified Losses that are being contested by the Responsible Party in good faith and for which the Responsible Party has provided the Borrower with written notice of such contest within five (5) Business Days after the Responsible Party’s receipt of demand for payment pursuant to Section 2(c) hereof, or (iii) any other of its express obligations under this Agreement, provided that, in the case of clauses (i), (ii), or (iii), such failure continues unremedied for a period of ten (10) Business Days following the Responsible Party’s receipt of written notice (which shall be delivered solely by e-mail to each of the following e-mail addresses: dstrauss@glassbridge.com, fruchalski@glassbridge.com, dsersea@glassbridge.com and lrothenberg@loeb.com) from the Borrower. Without limiting the generality of the foregoing, the Responsible Party waives any defense arising by reason of, and any and all right to assert against any Borrower Person any claim or defense based upon, an election of remedies by any Borrower Person.

4. Rights and Remedies of the Borrower.

(a) Non-Exclusive Remedies. The Responsible Party acknowledges and agrees that (i) no rights or remedies conferred upon any Borrower Person under this Agreement or otherwise available to any Borrower Person at law or in equity shall be impaired, limited, or prejudiced as a result of its performance, non-performance, or partial performance of any pre- or post-purchase audit, diligence, examination, inquiry, or investigation relating to any Mortgage Loan or the related Servicing Rights or Excess Servicing Spread, and (ii) all rights and remedies conferred upon each Borrower Person under this Agreement are non-exclusive and cumulative of all other rights and remedies otherwise available to such Borrower Person at law or in equity, any or all of which may be exercised by such Borrower Person at any time and in any order determined by the Borrower in its sole discretion.

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(b) Dispute Resolution. EACH LEGAL PROCEEDING IN WHICH ANY PARTY, ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, CONTRACTORS, OR AGENTS, ASSERTS AGAINST THE OTHER PARTY, ANY OF ITS AFFILIATES, OR ANY OF ITS OR THEIR RESPECTIVE OWNERS, DIRECTORS, OFFICERS, EMPLOYEES, CONTRACTORS, OR AGENTS, ANY CLAIM, CONTROVERSY, OR CAUSE OF ACTION ARISING OUT OF, RELATING TO, OR RESULTING FROM, IN WHOLE OR IN PART, THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (EACH, A “COVERED PROCEEDING”) SHALL BE COMMENCED, HEARD, AND DETERMINED EXCLUSIVELY IN ANY STATE OR FEDERAL COURT LOCATED IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) IN THE STATE OF NEW YORK. EACH PARTY (I) COVENANTS NOT TO COMMENCE ANY COVERED PROCEEDING EXCEPT IN SUCH COURTS, (II) SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR PURPOSES OF EACH COVERED PROCEEDING, (III) WAIVES, TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, ALL OBJECTIONS THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR IMPROPER VENUE FOR ANY COVERED PROCEEDING, AND (IV) AGREES THAT THE PREVAILING PARTY IN EACH COVERED PROCEEDING SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ALL COSTS, EXPENSES, AND FEES (INCLUDING REASONABLE ATTORNEYS’ FEES AND OTHER LEGAL EXPENSES) INCURRED BY THE PREVAILING PARTY IN CONNECTION WITH THE INVESTIGATION, PROSECUTION, DEFENSE, OR APPEAL OF SUCH COVERED PROCEEDING. EACH PARTY EXPRESSLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMISSIBLE BY APPLICABLE LAW, ALL RIGHTS TO A TRIAL BY JURY IN CONNECTION WITH EACH COVERED PROCEEDING.

5. Miscellaneous.

(a) Notice. Except as otherwise expressly provided herein, any approval, consent, demand, notice, request, or other communication desired, permitted, or required to be provided by or to any Party pursuant hereto (i) may be provided by the noticing Party or its counsel, and (ii) shall be made in writing, sent by certified mail (with postage prepaid and return receipt requested) or by a nationally-recognized overnight courier (with postage prepaid for signature-confirmed delivery the next business day), and addressed to the following recipient(s) specified by the receiving Party in this Section 5(a) or to any other recipient(s) subsequently designated by the receiving Party in accordance with this Section 5(a), unless such notice is specifically required hereunder to be sent by e-mail:

If to the Borrower:	Greenway Mortgage Finance Corp. 107 Tindall Rd., Suite 14 Middletown, NJ 07748 Attention: James Payor With a copy to: jpayor@greenwaylending.com emoore@greenwaylending.com jason@goldsmithpllc.com

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If to the Guarantor:

Greenway Mortgage Holding Corporation

107 Tindall Rd., Suite 14

Middletown, NJ 07748

Attention: James Payor

With a copy to:

jpayor@greenwaylending.com

emoore@greenwaylending.com

jason@goldsmithpllc.com

If to the Responsible Party:

Glassbridge Enterprises, Inc.

551 Madison Avenue, Suite 800

New York, New York 10022

Attention: Daniel Strauss

E-mail: dstrauss@glassbridge.com

With a copy to:

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

Attention: Lloyd Rothenberg

E-mail: lrothenberg@loeb.com

Any notice provided in strict accordance with this Section 5(a) shall conclusively be deemed to have been received three (3) business days after the date of dispatch (if sent by certified mail), or one (1) business day after dispatch (if sent by overnight courier or e-mail), irrespective of whether the carrier delivers the notice and irrespective of whether the receiving Party accepts delivery thereof.

(b) Integration; Severability. This Agreement comprises the complete and final agreement by and between the Parties relating to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements by or between the Parties relating to the subject matter hereof, all of which shall be deemed to have merged herewith. If any provision in this Agreement is declared invalid or unenforceable for any reason, then such invalidity or unenforceability shall not affect the validity or enforceability of any other part of the same or any other provision and, if such invalidity or unenforceability deprives any Party of the economic benefits intended to be conferred hereby, then the Parties shall use best efforts in good faith to negotiate any revisions or restructurings that are appropriate or necessary to confer substantially similar economic benefits without regard to such invalidity or unenforceability.

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(c) Amendment; Waiver. No amendment or waiver of any provision in this Agreement, and no consent to any departure therefrom or default thereunder, (i) shall be effective unless it is made in writing, expressly recites that it is intended to amend or waive a specified provision herein, and is signed by both Parties, or (ii) shall constitute or be construed as an amendment or waiver of any other provision herein or as consent to any other departure therefrom or default thereunder.

(d) Successors and Assigns; Third-Party Beneficiaries. This Agreement shall be binding upon, enforceable by, and inure to the benefit of, each Party and its respective successors and permitted assigns; provided, however, the Responsible Party shall not assign, delegate, or otherwise transfer any of its respective rights or obligations hereunder without the Borrower’s prior written consent and any purported assignment, delegation, or other transfer thereof without the Borrower’s prior written consent shall be null and void. This Agreement does not, is not intended to, and shall not be construed to, confer upon any person or entity (other than each Party and its respective successors and permitted assigns) any benefits, rights, or remedies hereunder, including the right to rely upon the representations and warranties set forth herein; provided, however, the Responsible Party acknowledges and agrees that each Borrower Person who is not a Party is an intended third-party beneficiary hereof and shall be entitled to enforce its or any other Borrower Person’s rights hereunder directly against the Responsible Party.

(e) Governing Law. Except to the extent preempted by federal law, this Agreement, each Party’s respective rights and obligations hereunder, and all claims, controversies, and causes of action arising out of, relating to, or resulting from, in whole or in part, this Agreement or any transaction contemplated hereby, shall be governed by the internal laws of the State of New York without regard to its conflict-of-law principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law, which shall govern) that may recommend or require application of the laws of any other state.

(f) Counterparts; Execution. The Parties may execute this Agreement in one or more counterparts, each of which shall be deemed an original and all of which shall constitute a single instrument. Each Party, to the fullest extent permitted by applicable law, including the federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other federal, state, or local Law based upon on the Uniform Electronic Transactions Act or the Uniform Commercial Code (collectively, the “Electronic Signature Laws”), expressly, irrevocably, and unconditionally (i) consents to each Party’s execution and delivery of this Agreement by electronic means, (ii) intends for the Electronic Signature Laws to validate each Party’s execution and delivery of this Agreement by electronic means, (iii) waives all objections that this Agreement is invalid or unenforceable solely on the basis that it was executed or delivered by electronic means, and (iv) agrees that all electronic signatures hereon or logically associated herewith shall have the same legal effect and validity as a manually executed signature, and that all electronic, photographic, and other reproductions hereof shall be binding, enforceable, and admissible as evidence to the same extent as an original irrespective of whether an original exists or is in the possession of the introducing Party.

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(g) Interpretive Principles.

This Agreement shall be construed and interpreted as if both Parties jointly drafted each provision herein without regard to any law which may recommend or require a presumption against or in favor of any Party. The preamble hereto, each recital herein, and each addendum, attachment, exhibit, schedule, and supplement hereto, are incorporated by reference herein and made an integral part hereof. The heading of each provision herein is used for convenience of reference and shall not affect the construction or interpretation hereof. The use of any word in the plural form shall be construed and interpreted to include the singular form as well, and vice versa. The use of any word in the present tense shall be construed and interpreted to include the future tense as well, and vice versa. The use of any word in the masculine gender shall be construed and interpreted to include the feminine gender as well, and vice versa. The word “any” shall be construed and interpreted to mean “any or all,” and the word “each” shall be construed and interpreted to mean “each and every.” The words “hereby,” “herefrom,” “herein,” “hereof,” “hereto,” “hereunder,” and words of similar import shall be construed and interpreted to refer to this Agreement in its entirety. The word “including” and each variant thereof shall be construed and interpreted to mean “including without limitation” in the unrestricted sense. The word “may” shall be construed and interpreted to grant a permissive right rather than impose a mandatory obligation, and the words “shall” and “will” shall be construed and interpreted to impose a mandatory obligation rather than express a mere intention. The word “or” shall be construed and interpreted to mean “and/or” in the non-exclusive sense. Each accounting term used but defined herein shall be construed and interpreted in accordance with generally accepted accounting principles which are in effect as of the applicable date of determination. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding”, and the word “through” means “through and including.” Each reference in this Agreement to any “Section”, “Subsection”, or “Exhibit” shall be construed and interpreted to be a reference to a section of, a subsection of, or an exhibit to, this Agreement. Each reference in this Agreement to any document (including this Agreement) shall be construed and interpreted to include each addendum, attachment, exhibit, schedule, and supplement thereto, and each amendment, extension, modification, novation, and restatement of any of the foregoing. Each reference in this Agreement to any person or entity shall be construed and interpreted to include each successor and permitted assign thereof. Each reference in this Agreement to “good faith” shall be construed and interpreted to mean “good faith” as that term is defined pursuant to §1-201(20) of the New York Uniform Commercial Code, and any requirement of good faith or reasonableness on the part of any Borrower Person shall not be construed or interpreted to require that such Borrower Person make any inquiry, undertake any investigation, or request or await receipt of any documents or information. Each reference in this Agreement to “knowledge” shall be construed and interpreted to mean, the “knowledge” of or receipt of “notice” by such person or its representatives, as those terms are defined pursuant to §1-202 of the New York Uniform Commercial Code. Except as otherwise provided herein, whenever any approval or consent is permitted or required to be granted by any Borrower Person or Responsible Party pursuant to this Agreement, or whenever any decision or determination is permitted or required to be made by any Borrower Person or Responsible Party pursuant to this Agreement, such Borrower Person or Responsible Party, as applicable, shall be permitted to condition, grant, or withhold such approval, consent, decision, or determination at such Borrower Person’s or Responsible Party’s election, as applicable, in such respective party’s sole discretion.

In the event approval or consent is permitted or required to be granted by the Responsible Party pursuant to the terms hereof, such approval or consent shall be deemed granted if the Responsible Party shall have failed to respond to such Borrower Person within five (5) Business Days following the Responsible Party’s receipt of follow-up written notice (which shall be sent solely by e-mail delivered to each of the following e-mail addresses: dstrauss@glassbridge.com, fruchalski@glassbridge.com, dsersea@glassbridge.com and lrothenberg@loeb.com) prior to the expiration of such five (5) Business Day period.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Responsible Party, the Borrower, and the Guarantor each has caused this Pass-Through Leverage Agreement to be duly executed and delivered on and as of the Effective Date first written above.

GLASSBRIDGE ENTERPRISES, INC.,
as the Responsible Party

By:	/s/ Daniel Strauss
Name:	Daniel Strauss
Title:	CEO

GREENWAY MORTGAGE FUNDING CORP.,
as the Borrower

By:	/s/ James R Payor
Name:	James R Payor
Title:	President

GREENWAY MORTGAGE HOLDING CORPORATION, as the Guarantor

By:	/s/ James R Payor
Name:	James R Payor
Title:	CEO/Director

Pass-Through Leverage Agreement (GMFC-Glassbridge)	Page 11 of 11